TEXAS BANK

                                PROMISSORY NOTE

$2,475,000.00                                                   October 22, 1997
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                                                                  Effective Date

                                                                  April 22, 2018
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Note Number                                                        Maturity Date

      1. Definitions. As used in this Promissory Note, the following terms have the meanings indicated below.

      "Amortization Date" means April 22, 1998.

      "Bank" means Texas Bank and its successors and assigns.

      "Borrower" means International Isotopes Inc. and its successors and permitted assigns.

      "Change Date" means April 22, 2001 and the same day of every third year thereafter until the Maturity Date.

      "Effective Date" means October 22, 1997.

      "Highest Lawful Rate" has the meaning assigned to such term in Section 8.

      "Loan Documents" has the meaning assigned to such term in Section 6.

      "Loan Rate" means the Prime Rate which is in effect on the Eeffective Date and on each Change Date until the Maturity Date.

      "Maturity Date" means April 22, 2018.

      "Note" means this Promissory Note and all modifications, increases, replacements, renewals, and extensions of this Promissory Note.

      "Prime Rate" means the rate of interest announced by Chase Manhattan Bank U.S.A., N.A. ("Chase") from time to time at its principal office in New York, New York as its prime commercial lending rate.

      2. Promise to Pay. For value received, Borrower unconditionally hereby promises to pay to the order of Bank, at its principal place of business in the City of Denton, Texas, or at such other place as the holder of this Note may hereafter designate, the principal sum of Two Million Four Hundred Seventy-Five Thousand and no/100 Dollars ($2,475,000.00) or so much thereof as may be advanced, in lawful money of the United States of America for the payment of private debts, together with interest on the unpaid principal balance from time to time owing hereon computed from the date hereof until maturity at a per annum rate which shall be, except as otherwise provided in this Note, the lesser of
(a) the Loan Rate in effect from day to day, or (b) the Highest Lawful Rate. Interest on this Note is computed on a 365/360 simple interest basis, that is by applying the ratio of the annual interest over a year of 360 days times the outstanding principal balance, times the actual number of days the principal balance is outstanding, unless such calculation would


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result in a usurious rate, in which case interest shall be calculated on a per diem basis of 365 or 366 days, as the case may be.

     3. Interest Rate. The Prime Rate shall be established on the Effetive Date and on each Change Date and shall be fixed between such dates until the Maturity Date. From the Effective Date until the first Change Date, the Loan Rate shall be the Prime Rate. Effective the first Change Date and on each Change Date thereafter, the Loan Rate is subject to change depending on the Prime Rate; provided, however, the Loan Rate shall be fixed from Change Date to Change Date until the Maturity Date. If Chase no longer announces the Prime Rate, then Bank shall select another comparable, nationally recognized index, at its reasonable discretion and provide notice thereof to Borrower. Borrower understands that the Prime Rate may or may not be the lowest rate charged by Bank from time to time on similar loans, and that Bank may make loans based on other indices as well. All past due principal and matured interest shall bear interest at the Highest Lawful Rate.

     4. Payments. This Note is payable as follows: accrued interest shall be due and payable on November 22, 1997, and on the same day of each succeeding calendar month through the Amortization Date. Thereafter principal and interest shall be payable in equal monthly installments of $21,479.00 (subject to an adjustment in the installment amount caused by a change in the Loan Rate effective as of the first and all subsequent Change Dates) with the first of such installments due on May 22, 1998, and a like installment shall be due on the same day of each succeeding calendar month thereafter until the Maturity Date, on which date all unpaid principal and accrued, unpaid interest shall be due and payable. On the Amortization Date Bank will determine the amount of the monthly installment (estimated to be $21,479.00) which would be sufficient to amortize the unpaid principal (based on a 20-year amortization as of the Amortization Date) by the stated Maturity Date in substantially equal payments, which payments shall include accrued interest. The result of this calculation will be Borrower's new monthly payment until the payment following the first Change Date. On each Change Date, Bank will determine the amount of the monthly installment which would be sufficient to amortize the unpaid principal (based on a straight line amortization as of the applicable Change Date) by the stated Maturity Date in substantially equal payments, which payments shall include accrued interest. The result of this calculation will be Borrower's new monthly payment until the payment following the next Change Date. Bank will provide Borrower with written notice of any change in the interest rate and monthly payment from time to time either prior to or as these changes become effective. All regularly scheduled payments of the indebtedness evidenced by this Note shall be applied first to any accrued, unpaid interest then due and payable hereunder and then to the principal amount then due and payable. All non-regularly scheduled payments shall be applied to such indebtedness in such order and manner as the holder of this Note may from time to time determine in its sole discretion. Borrower agrees that all payments of any obligation due hereunder shall be final, and if any such payment is recovered in any bankruptcy, insolvency or similar proceedings instituted by or against the Borrower, all obligations due hereunder shall be automatically reinstated in respect of the obligation as to which payment is so recovered.

     5. Prepayment. Borrower may prepay this Note in part or in full without penalty before final maturity, whether by cash, a new loan, renewal, or otherwise. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Borrower is responsible under this Note or any other agreement with Bank pertaining to this loan, and in no event will Borrower ever be required to pay any unearned interest. Early payments will not, unless agreed in writing, relieve Borrower of Borrower's obligation to continue to make payments under the above payment schedule. Upon a prepayment in full, points, if any, are not refundable except and to the extent the total interest and points for the time the loan is outstanding would exceed the maximum interest allowed by law at the time of prepayment.

     6. Waiver. Except as otherwise provided herein or in the Loan Agreement, Borrower hereby waives all notices of nonpayment, demands for payment, presentments for payment, notices of intention to

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accelerate maturity, notices of actual acceleration of maturity, grace, protests, notices of protest, and any other demands or notices of any kind as to this Note, diligence in collection hereof and in bringing suit hereon, and any notice of, or defense on account of, the extension of time of payments or change in the method of payments, and without further notice hereby consents to any and all renewals and extensions in the time of payment hereof either before or after maturity and the release of any party primarily or secondarily liable hereon. Borrower agrees that Bank's acceptance of partial or delinquent payments, or failure of Bank to exercise any right or remedy contained herein or in any instrument given as security for the payment of this Note shall not be a waiver of any obligation of Borrower to Bank or constitute waiver of any similar default subsequently occurring. This Note, the Deed of Trust and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note are hereinafter collectively referred to as the "Loan Documents." The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

      7. Events of Default and Remedies. At the option of Bank, the entire unpaid principal balance and accrued interest owing hereon shall at once become due and payable without notice of demand upon the occurrence at any time of any of the following "Events of Default" (herein so called):

            A. The failure of Borrower to pay (or cause to be paid) any installment of principal or interest of this Note in accordance with its terms, through acceleration, or otherwise and such failure continues for a period of five (5) days after written notification from Bank to Borrower: provided, however, Borrower is not entitled to more than three (3) such notices during any twelve (12) month period; or

            B. A Default occurs under the Deed of Trust or any other Loan Document.

      It is understood and agreed by Borrower that the foregoing "Events of Default" are cumulative and in addition to any "Defaults" or "Events of Default" contained in the other Loan Documents, or other documents modifying, renewing, extending, evidencing, securing or pertaining to this Note or the loan evidenced hereby. Upon the occurrence of any of the Events of Default, and if such has not been cured within the designated period of time, if any, then the holder hereof may, at its option, do any one or more of the following: (a) declare the entire unpaid balance of principal of and accrued, unpaid interest upon this Note to be immediately due and payable, (b) reduce any claim to judgment, (c) foreclose all liens and security interests securing payment thereof or any part thereof, and/or (d) without notice of default or demand, pursue and enforce any of Bank's other rights and remedies provided under or pursuant to any applicable laws or agreement. All rights and remedies of Bank shall be cumulative and concurrent and may be pursued singularly, successively, or together, at the sole discretion of Bank, and may be exercised as often as the occasion therefor shall arise. Failure by Bank to exercise any right or remedy upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise such right or remedy upon the occurrence of any subsequent Event of Default. In the event that Bank, after the occurrence of an Event of Default hereunder, consults an attorney regarding the enforcement of any of its rights under this Note or if this Note is placed in the hands of an attorney for collection or if suit be brought to enforce this Note, Borrower promises to pay all costs thereof, including reasonable attorneys' fees. Such costs and attorneys' fees shall include, without limitation, costs and reasonable attorneys' fees incurred by Bank in any appellate proceedings or in any proceedings under any present or future federal bankruptcy act, state receivership law or probate.

      8. Highest Lawful Rate; Usury. The Note and all of the other Loan Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable usury laws. If any provision hereof or of any of the other Loan Documents or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the application of such provision to any other person or circumstance nor the remainder of the instrument in which such provision is contained shall be affected thereby and shall be enforced to the greatest extent permitted by


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applicable laws. It is expressly stipulated and agreed to be the intent of
Borrower and Bank to at all times comply with the usury and other applicable laws now or hereafter governing the interest payable on the Obligations. If the applicable law is ever revised, repealed or judicially interpreted so as to render usurious any amount called for under the Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Obligations, or if Bank's exercise of the option to accelerate the maturity of the Note, or if any prepayment of the Note results in the payment of any interest in excess of that permitted by law, then it is the express intent of Borrower and Bank that all excess amounts theretofore collected by Bank be credited on the principal balance of the Note (or, if the Note and all of the Obligations have been paid in full, refunded), and the provisions of the Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectable hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable laws, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid, or agreed to be paid, for the use, forbearance, detention, taking, charging, receiving or reserving on the Obligation shall, to the extent permitted by applicable laws, be amortized, prorated, allocated and spread throughout the full term of such Obligations until payment in full so that the rate or amount of interest on account of such Obligations does not exceed the usury ceiling from time to time in effect and applicable thereto for so long as debt is outstanding under the Note. To the extent that Bank is relying on Chapter 303 of the Texas Finance Code to determine the maximum rate ("Highest Lawful Rate") payable on the Note, Bank will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303. To the extent federal law permits Bank to contract for, charge or receive a greater amount of interest, Bank will rely on federal law instead of such article, as amended, for the purpose of determining the Highest Lawful Rate. Additionally, to the extent permitted by applicable law now in effect, Bank may, at its option and from time to time, implement any other method of computing the Highest Lawful Rate under such article, as amended, or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Obligations. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Bank to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

      9. Fees. Borrower will pay a processing fee of $20.00 if any check given by Borrower to Bank as a payment of any obligation owing to Bank under the Loan Documents is dishonored.

      10.   Miscellaneous.

            A. Notices or communications to be given under this Note shall be given to the respective parties in writing as set forth in the Deed of Trust.

            B.    Time is of the essence of this Note.

            C. This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, termination or discharge is sought.

            D. This Note and all the covenants, promises and agreements contained herein shall be binding upon Borrower's successors, assigns, heirs and personal representatives and inure to the benefit of Bank's successors and assigns.

            E. This Note is secured by that certain Deed of Trust to Tony R. Clark, Trustee for the benefit of Bank (the "Deed of Trust") against certain property in Denton County, Texas, dated of even date herewith, executed and delivered by Borrower to Bank, to which reference is hereby made for a description


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of the mortgaged premises, the nature and extent of the security, and the rights of the Bank in respect thereof.

      Effective October 22, 1997.

                                             INTERNATIONAL ISOTOPES INC.

                                             By:    /s/ Ira Lon Morgan
                                                   -------------------------

                                             Name:  IRA LON MORGAN
                                                   -------------------------

                                             Title: CHAIRMAN
                                                   -------------------------


                                             By:    /s/ TOMMY L. THOMSPON
                                                   -------------------------

                                             Name:  TOMMY L. THOMPSPON
                                                   -------------------------

                                             TITLE: EXECUTIVE VICE PRESIDENT
                                                   -------------------------


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